Exhibit 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION ANNOUNCES

EXTENSION OF CREDIT AGREEMENT WITH BOKF.

Tulsa, OK, August 12, 2025 Educational Development Corporation (the “Company”) announced it has executed the Ninth Amendment (“Amendment”) to the Existing Credit Agreement (“Amendment”) with BOKF, NA (the “Lender”). The Amendment, effective July 11, 2025, extends the maturity date on the Revolving Loan to September 19, 2025.

Per Craig White, Chief Executive Officer, “Extending the maturity date on the revolving line of credit to September 19, 2025 is part of the ongoing process with our credit agreement. This maturity date now coincides with the maturity dates on our term loans associated with our real estate.”

“We continue to work through multiple solutions to pay off our line of credit through other financing sources including the option to take the term loans through the sale or refinancing transaction of the Hilti Complex. Each month we continue to make our principal and interest payments on the Revolving Loan and Term Loans as scheduled. We are grateful for our banks dedication to working with us, and the patience they have demonstrated, as our interests remain directly aligned.”

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522